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                                                                     Exhibit 5





                                September 3, 1999


Board of Directors of
Stockwalk.com Group, Inc.
5500 Wayzata Boulevard, Suite 800
Minneapolis MN 55416

         Re: Stockwalk.com Group, Inc. 1995 Long-Term Incentive and Stock Option Plan

Ladies and Gentlemen:

         We have represented the Company in connection with the registration on Form S-8 (the "Registration Statement") of an additional 1,500,000 shares of the Company's common stock, $.04 par value (the "Shares") to be issued pursuant to the Company's 1995 Long-Term Incentive and Stock Option Plan.

         In rendering this opinion, we have reviewed the Amended and Restated Articles of Incorporation and the Bylaws of the Company, as amended, records and proceedings of the shareholders and Board of Directors of the Company, the 1995 Long-Term Incentive and Stock Option Plan, and such other corporate records, certificates and other documents as we have deemed necessary as a basis of the opinion hereinafter expressed.

         Based upon the foregoing, we are of the opinion that, upon issuance of shares pursuant to the 1995 Long-Term Incentive and Stock Option Plan, as amended, in the manner described in the Registration Statement and the Plan, the shares covered by the Registration Statement will be duly and validly issued, fully paid, and nonassessable.

         We also consent to the filing of this opinion as an exhibit to the Registration Statement with respect to the aforementioned Shares of common stock under the Securities Act of 1933. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required.

                                Very truly yours,

                                MAUN & SIMON, PLC


                                /s/ Philip T. Colton
                                --------------------------------------
                                Philip T. Colton, a Member